Exhibit 10.3

Eric N. Prystowsky, M.D.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made by and between STEREOTAXIS, INC., a Delaware corporation (hereinafter “Company”), and ERIC N. PRYSTOWSKY, M.D., an individual (hereinafter “Consultant”), effective as of the last date signed by the parties (the “Effective Date”).

WHEREAS, Consultant is affiliated with St. Vincent’s Health System (hereinafter “Institution”) and is affiliated with Ascension Health (hereinafter “Ascension”). Consultant has been involved in medical research in fields of particular interest to the Company and has achieved recognition as an international leader in the field of electrophysiology. The Company wishes to retain Consultant in a consulting capacity and Consultant desires to perform such consulting services.

WHEREAS, the Company has developed and acquired substantial information and expertise in the Field of Interest, with or without the use of Company Technology, and will disclose to Consultant such information as Company deems appropriate in connection with the consulting services to be furnished by Consultant.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

1.1 Field of Interest means computer-controlled or assisted navigation and delivery systems for interventional disposable devices, with or without the use of magnetic devices or systems, and related interventional workstations, devices, and integrated information networks, used in or with interventional medical procedures.

1.2 Company Technology means all information, data, equipment, devices, inventions, discoveries, trade secrets, know-how, software, hardware, and associated intellectual property rights in the Field of Interest that are owned, developed, or licensed to or by the Company.

1.3 US means the United States of America.

2. Services. Consultant shall advise the Company’s management, employees, and agents, at reasonable times, in matters related to the Field of Interest, as requested by the Company. In response to a request by an officer or duly appointed representative of the Company, Consultant shall provide consultation over the telephone, in person at Consultant’s office, or through written correspondence. Such consultation will include reviewing activities and developments in the Field of Interest and advising on new products and applications for the Company Technology. In addition, Consultant shall, from time-to-time, make himself available in person at the Company’s offices or other locations as agreed upon by the parties. The consulting services (“Services”) required under this Section 2 are described in greater detail on Exhibit A, attached hereto and incorporated herein by reference.

3. Consideration.

3.1 In consideration for the Services provided by Consultant under Section 2 hereof, Consultant will be compensated as described below:

(a) The Company agrees to pay Consultant US $600.00 per hour in consideration of Consultant’s provision of the Services described in Section 2 hereof at the specific request of the Company, and shall be limited to such amount of time as the parties may agree in advance. The parties agree that the number of hours to be provided by Consultant pursuant to this Agreement on an annual basis shall be deemed to be as listed on Exhibit A to this Agreement. Company shall have no obligation to make payment unless and until Consultant shall have submitted his invoice for the applicable month. The Company shall not reimburse for time and/or services otherwise billable to insurance carriers or other third parties. Consultant shall also complete and submit the attached W-9 to the Company.

(b) The Company agrees to reimburse Consultant for reasonable and documented travel and related expenses actually incurred by Consultant and pre-approved in writing by the Company, in accordance with Company standard expense reimbursement policies, as amended from time to time. Consultant shall also maintain records of his actual expenses incurred in connection with the performance of the Services under the Agreement.

(c) Within thirty (30) days following the end of each month, Consultant shall submit to Company invoices for the Services performed, including a pro rata monthly portion of the deemed hours for the Services set forth on Exhibit A for such month, and the Company shall pay the applicable amount sixty (60) days following receipt of such invoice or otherwise in accordance with the Company’s standard payment cycle.

3.2 Consultant acknowledges and agrees that the fees and expenses provided for above represent Company’s full and complete obligation for any and all advisory and consulting services to be rendered, and expenses incurred, by Consultant under this Agreement.

3.3 The Company and Consultant acknowledge and agree that the consideration set forth in this Section 3 represents the fair market value for the Services to be rendered under this Agreement, and no amount payable hereunder is intended to constitute a payment for the inducement of patient referrals, the purchase, lease, or order of any item or service, or the recommending or arranging for the purchase, lease, or order of any item or service.

4. Term and Termination.

4.1 This Agreement shall have a term of one (1) year from the Effective Date (the “Term”). Thereafter, the parties may renew the Agreement for additional successive periods of one (1) year each at the expiration of the Term or any renewal term by written amendment to this Agreement. In the event the parties decide to renew this Agreement, in each instance, Consultant and the Company shall mutually agree upon a new Exhibit A for the services Consultant will provide during such renewal Term.

4.2 This Agreement may be terminated by the parties as follows:

(a)	Either party may terminate this Agreement immediately in the event of a material breach of any term or condition of this Agreement by the other party that is not cured within thirty (30) days after written notice is provided by the non-breaching party.

(b)	Either party may immediately terminate this Agreement upon written notice to the other party in the event the other party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or if a decree is entered involuntarily adjudicating such other party bankrupt and such decree is not dissolved within sixty (60) days, or if a receiver shall be appointed for all the property of such other party and shall not be discharged within sixty (60) days.

(c)	Either party may, with or without cause, terminate this Agreement by giving at least thirty (30) days prior written notice of such termination to the other party.

4.3 Any termination hereof shall not waive any legal or equitable remedy available to the non-breaching party against the breaching party by reason of such breach. In the event of a termination of this Agreement pursuant to this Section, the parties shall not enter into any new agreements or financial arrangements with respect to the subject matter hereof from the date of termination until the next anniversary date of the Effective Date.

4.4 Upon termination, all accrued payment obligations for Services as of the date of the notice of termination will be paid by the Company.

5. Certain Other Contracts.

5.1 Consultant will not disclose to the Company any information that Consultant is obligated to keep secret pursuant to an agreement with, or other duty of confidentiality to, a third party, and nothing in this Agreement shall be deemed to impose any obligation on Consultant to the contrary. In the event that either party has a contractual or ethical obligation to disclose the existence of this Agreement to a third party the other party hereby consents to such disclosure, provided that the disclosing party notifies the other party prior to such disclosure.

5.2 Consultant shall not use the time, funding, resources, or facilities of the Institution, Ascension or any other third party to perform Services hereunder, and Consultant shall not perform the Services hereunder in any manner that would give the Institution, Ascension or any third party any claim of benefit to, or rights (including intellectual property rights) in the product of such Services. If Consultant will use the resources or facilities of Institution, Ascension or other third parties for the hosting of site visits or other consulting activities, Consultant shall obtain the necessary prior permissions from the respective third parties for use of such resources or facilities.

5.3 Consultant has disclosed on Schedule 5.3, attached hereto and incorporated herein by reference, all present, and during the Term of this Agreement Consultant shall promptly disclose to the General Counsel of the Company (or such other person as may be designated by the Company) any subsequent, actual or potential conflicts between this Agreement and any other agreements between Consultant and any third party, including any such agreements relating to the Field of Interest.

6. Exclusive Services. Consultant agrees that during the Term of this Agreement and for a period ending one year after the expiration or earlier termination of this Agreement pursuant to Section 4 or otherwise, he will not directly or indirectly either (i) provide any consulting, education, advisory, development, and clinical research or other services to any other business or commercial entity for the purpose of advancing the ability of such other business or commercial entity to compete with the Company in the Field of Interest, or (ii) participate in the formation of any business or commercial entity which competes with the Company in the Field of Interest.

7. Disclosure of Discoveries to the Company. Subject to Consultant’s confidentiality obligations to third parties, during the Term Consultant will use his best efforts to disclose to the Vice President, Research and Development of the Company (or such other person as may be designated by the Company), on a confidential basis, technology and product opportunities which come to the attention of Consultant in the Field of Interest, and any idea, concept, invention, improvement, discovery, process, formula, technique, or method, or other intellectual property relating to, or useful in, the Field of Interest, whether or not patentable or copyrightable (hereinafter “Discoveries”).

8. Consultant Discoveries. Consultant will promptly and fully disclose to the Vice President, Research and Development of the Company (or such other person as may be designated by the Company) any Discoveries conceived, developed, or first reduced to practice by Consultant or by the Institution, Ascension or anyone working on their respective behalves, either alone or jointly with others, while performing Services pursuant to this Agreement (the “Consultant Discoveries”). Consultant agrees to, and hereby does, assign to the Company all of his right, title, and interest in and to any such Consultant Discoveries. Consultant agrees to take such actions and execute such documents as reasonably required by Company to secure and enforce Company’s rights in Consultant Discoveries, including the documents required for Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Consultant Discoveries. Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company’s rights under this Section. This Section 8 will survive the termination of this Agreement with respect to Consultant Discoveries. Without limiting the foregoing, but subject to Consultant’s rights in Section 11 hereof, the Company shall have the exclusive right to use and exploit economically, to divulge, to publish, to record, to translate, to distribute, and to modify all the papers, publications, and any other document or information relating to Company Technology or otherwise within the Field of Interest. The documents, papers, and other information (including such Consultant Discoveries) shall not be transferred, communicated to third parties, divulged, or published for any reason without the Company’s prior written consent.

9. Health Information. The parties recognize a common goal of securing the integrity of all individually identifiable health information and according that information the highest possible degree of confidentiality and protection from disclosure. The parties shall comply with all applicable state and federal laws and regulations including the privacy and confidentiality of patient records including but not limited to (i) The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) the Privacy and Security Standards (45 C.F.R. Parts 160 and 164) and the Standards for Electronic Transactions (45 C.F.R Parts 160 and 162) (collectively, the “Standards”) promulgated or as to be promulgated by the Secretary of Health and Human Services on and after the applicable effective dates specified in the Standards; and (iii) The Health Information Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”). The parties shall also comply with all applicable rules, regulations, and policies regarding the confidentiality and privacy of protected health information and individually identifiable health information as provided by HIPAA and the regulations promulgated pursuant thereto (collectively, “PHI”). Consultant agrees to report to the Company’s designated privacy officer any known or suspected privacy breach of unsecured PHI or any use or disclosure of PHI in violation of this Agreement in accordance with applicable Company’s Policies. The parties shall cooperate in the investigation and resolution of any reports of suspected violations of HIPAA.

10. Confidentiality.

10.1 Consultant acknowledges that, during the course of performing Services pursuant to this Agreement, the Company will be disclosing confidential information to Consultant, and that Consultant may develop information, related to the business of the Company, including but not limited to, Discoveries, Consultant Discoveries, projects, products, prospective suppliers, prospective customers, personnel, business plans, and finances, as well as other commercially valuable information (hereinafter “Company Information”). Consultant acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any improper disclosure of the Company Information would result in serious and irreparable harm to the Company.

10.2 Consultant agrees that Consultant shall only use Company Information in connection with providing Services to Company hereunder, and that Consultant shall not use the Company Information in any way that is detrimental to the Company.

10.3 Consultant shall not disclose, directly or indirectly, Company Information to any third person or entity, other than to representatives or agents of the Company without the Company’s consent. Consultant will treat Company Information as confidential and the proprietary property of the Company.

10.4 Nothing in this Agreement shall prevent Consultant from disclosing or using information that:

(a) Consultant can prove by documentary evidence was already in his possession and at his free disposal before the disclosure to him hereunder; or

(b) is subsequently disclosed to Consultant by a third party not under any obligations of confidentiality to the Company; or

(c) is or becomes generally available to the public through no fault of Consultant; or

(d) is independently developed by Consultant without the use of Company Information; or

(e) is required by law to be disclosed by Consultant, subject to Section 10.5 below.

10.5 Consultant may disclose Company Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any governmental authority in connection with this Agreement or in filing or prosecuting patent applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable laws or for the purposes expressly permitted by this Agreement; provided that in the event of any such disclosure of the Company Information by Consultant, Consultant will, except where impracticable, give reasonable advance notice to the Company of such disclosure requirement so that the Company may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Section 10, and will reasonably cooperate with the Company in any efforts to secure confidential treatment of such Company Information required to be disclosed.

10.6 Whenever requested by Company, Consultant will promptly return to the Company all materials containing or reflecting Company Information as well as data, records, reports, and other property, furnished by the Company to Consultant or produced by Consultant in connection with Services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 10 for a period of four (4) years after the expiration or termination of this Agreement.

11. Publication. The Company acknowledges that Consultant, Institution and Ascension are dedicated to a free scholarly exchange and to public dissemination of the results of their scholarly activities. Except as otherwise agreed below, nothing in this Agreement shall restrict the right of Consultant to publish, disseminate, or otherwise disclose information about work conducted pursuant to this Agreement.

Consultant shall not publish or present any reports, abstracts, articles, or data compilations of or pertaining to work performed at the request of Company under this Agreement without providing Company thirty (30) days’ prior written notice of the publication/presentation date and the text of the proposed publication/presentation so that Company may review it and submit comments. Consultant agrees to consider in good faith any comments reasonably requested by Company prior to publication or presentation. In addition, Consultant shall delay any proposed publication/presentation an additional sixty (60) days in the event Company so requests in order to enable the Company to secure patent or other proprietary protection for any invention(s) disclosed in such publication/presentation to the extent owned by Company. This obligation shall survive termination of this Agreement. In accordance with FDA regulations and the Company’s Quality System (as defined by FDA regulations), publications co-authored by the Company personnel that are defined as labeling or advertising under current FDA guidelines, as determined at the sole discretion of the Company, are subject to the Company’s document review and approval process prior to submission for publication, and shall, if appropriate, be amended by Consultant to conform to such guidelines. The document review and approval process shall be completed within the aforementioned thirty (30) day period.

12. Use of Name.

12.1 Neither party shall use the name of the other for any commercial purpose without the prior written consent of the named party for the specific use.

12.2 Notwithstanding the foregoing, Consultant understands that his name and his affiliation with the Institution and/or Ascension may appear in disclosure documents required by securities laws, and in other US or other applicable non-US regulatory and administrative filings in the ordinary course of the Company’s business. The foregoing uses in this Section 12.2 will be deemed to be non-commercial uses.

13. Consultant Representations, Warranties and Covenants. Consultant represents and warrants to the Company that:

(a) he is free to enter into this Agreement and that neither this Agreement nor the performance of Consultant’s obligations hereunder present actual or potential conflicts with any other agreements, understandings, policies, or other arrangements (including, without limitation, of the Institution and Ascension) under which Consultant owes any duties or obligations, including any agreements, understandings, policies or other arrangements that Consultant has with any person or firm relating to the Field of Interest; and

(b) neither the execution of this Agreement nor the performance of Consultant’s obligations under this Agreement will result in a violation or breach of any other obligation of confidentiality or any employment, consulting, advisory, development, or other agreement by which Consultant is bound (including with respect to the Institution and Ascension) or, to Consultant’s knowledge, of any U.S. or applicable non-U.S. law or regulation.

14. Disclosure of Agreement. In conjunction with the representations under Section 13 above, Consultant further represents that he has informed Institution and Ascension of the existence of this Agreement.

15. Disclosure of Fees and Services. Consultant acknowledges and agrees that all consulting arrangements and the Company’s relationship with Consultant and/or Institution or Ascension are subject to public disclosure in Company communications, including on the Company’s website. Such disclosure may include, but is not limited to, compensation paid to Consultant, Institution or Ascension for services, payments for travel expenses (lodging, transportation, and meals), consulting fees, royalties, equity, discounts, rebates, and/or intellectual property terms.

16. Notices. All notices, requests or other communications to a party will be sufficient if contained in a written instrument, addressed to such party at the address set forth below or such other address as may be designated in writing by the addressee to the addresser, if: delivered in person, or sent by overnight courier with record of receipt, or sent by fax or email, with receipt acknowledged by the below-named addressee or its authorized designee.

In the case of the Company:

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Attention: General Counsel

Email : karen.duros@stereotaxis.com

Fax: 314-667-3448

In the case of Consultant:

Dr. Eric N. Prystowsky

958 Laurelwood

Carmel, IN 46032

Email:

or to such other address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

17. Independent Contractor; Withholding. Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company or commit Company or any affiliate of Company to any legal obligation whatsoever, or to hire or retain other parties at Company expense, without Company’s prior written approval. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company. While on Company premises, Consultant shall comply strictly with all laws and regulations, take all safety precautions, and follow all of Company’s safety and operating rules. Consultant will not act as an agent nor shall Consultant be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations.

18. Performance of Services. Consultant shall perform the Services to the best of his ability and in accordance with the degree of skill, care, and diligence normally exercised by recognized professional persons or firms that supply services of a similar nature. If Consultant considers that any information, documents, or other particulars made available by Company are not sufficient to enable the Consultant to provide the Services in accordance with this Agreement, the Consultant shall advise Company which shall then provide such further assistance, information, or other particulars as Company deems necessary. Consultant shall give immediate written notice to Company of any fact, matter, or thing that may affect the Consultant’s ability to provide the Services. Consultant represents that he has secured all necessary licenses, certificates, and permits required to perform Services pursuant to this Agreement.

19. Assignment. Due to the personal nature of the Services to be rendered by Consultant, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns, and successors of the respective parties.

20. Severability and Modification Upon Triggering Event. This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all US, non-US, state, or other local laws, statutes, rules, and regulations. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect. Notwithstanding the foregoing, if a Triggering Event (as defined below) occurs after the date hereof, the parties agree that they shall amend this Agreement solely to the extent necessary to comply with the item giving rise to the Triggering Event, and in a manner that shall preserve the underlying economic and financial arrangements between the parties with the least changes to the parties’ expectations hereunder. For purposes of this Section 20, a “Triggering Event” shall mean any U.S., state, or local governmental agency, or any other non-US local governmental agency, or any court or administrative tribunal, passing, issuing, or promulgating any law, final rule, final regulation, or rendering from an evidentiary proceeding any order, decision, or judgment (including but not limited to those relating to any final regulations or administrative interpretations promulgated under applicable anti-kickback or self-referral statutes) which in the good faith and reasonable judgment of a party hereto materially and adversely affects such party’s licensure or certification, ability to obtain any material benefit hereunder or under any payment program to which it is a party or ability to perform a material obligation hereunder, or renders this Agreement unlawful. If the parties in good faith cannot agree on a necessary amendment under this Section 20 within thirty (30) days of notification of the Triggering Event, then this Agreement shall terminate without further action on the 30th day.

21. Remedies. Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 6, 8, and 10 hereof. In the event of a violation by Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirements of posting bond or other similar measures.

22. Governing Law. This Agreement shall be interpreted, and the rights of the parties determined in accordance with the substantive laws of the State of Missouri, US, without regard to conflicts of laws principles.

23. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter herein, and supersedes all prior agreements between the parties.

24. Modifications. This Agreement may only be amended in writing, specifically referencing this Agreement and signed by both Company and Consultant. No amendments shall be valid without endorsement by a Company Compliance Officer.

25. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, by facsimile transmission or by e-mail delivery of a “.pdf” format data file, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow.]

COUNTERPART SIGNATURE PAGE TO THE

CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

STEREOTAXIS, INC.

BY:	/s/ Karen Witte Duros
Name:	Karen Witte Duros
Title:	Sr. VP and General Counsel
Clinical Compliance Officer

DATE: June 4, 2014

This Agreement is not valid without endorsement by a Stereotaxis Compliance Officer.

CONSULTANT:

SIGNED:	/s/ Eric N. Prystowsky
Printed Name: Eric N. Prystowsky, M.D.

DATE: June 3, 2014

Exhibit A

Description of Consulting Services

Hours on Annual Basis
Speaking/moderation role at scientific conferences*
- AF Symposium	4
- HRS	1
- Other conferences	6
Clinical research & publication strategy*	10
Product roadmap advisory*	10
Board education on AF treatment*	4

Total	35

*	The parties agree that the number of hours to be provided by Consultant for the Services pursuant to this Agreement on an annual basis shall be deemed to be as listed above. For each month, Consultant shall be deemed to have provided a pro rata monthly portion of the deemed hours for these Services set forth above.